Moody National REIT II, Inc. S-11

EXHIBIT 10.2

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date, by and between Moody National hp g-town Holding, LLC, a Delaware limited liability company and Moody National hp g-town MT, LLC, a Delaware limited liability company (collectively, the “Seller”), and United International Group LLC, a Tennessee limited liability company (the “Purchaser”).

RECITALS

A.          Seller is the owner of that certain tract of land located at 9161 Winchester Road, Germantown, Tennessee 38125, as more particularly described on Exhibit A attached hereto and made a part hereof, and the improvements situated thereon, commonly known as the “Hyatt Place Hotel – Germantown” (the “Hotel”).

B.           Moody National hp g-town MT, LLC, a Delaware limited liability company, leases the Hotel from the Moody National hp g-town Holding, LLC, a Delaware limited liability company, in accordance with the terms of that certain Master Lease dated on or about April 9, 2013 (as amended, modified or restated, the “Master Lease”) and is the owner of all Personal Property used in connection with the operation of the Hotel, which will expire and be of no further force and effect following the transfer of the Property in accordance with this Agreement.

C.           Purchaser desires to purchase the above-described property from Seller, and Seller desires to sell the above-described property to Purchaser, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I
DEFINITIONS

The following terms shall have the indicated meanings:

1.1          “Accounts Receivable” shall mean all accounts receivable of the Hotel which are shown on the records of the Hotel.

1.2          “Additional Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.3          “Advance Bookings” shall mean reservations and agreements made or entered into by Seller or Manager prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing, in the ordinary course of business.

1.4          “Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person. For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.5          “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement between Seller and Purchaser in a form reasonably acceptable to Seller and Purchaser whereby Seller assigns and Purchaser assumes all of Seller’s rights, title and interest in and to the Hotel Agreements and the Advanced Bookings.

1.6          “Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

1.7          “Bill of Sale and General Assignment” shall mean a bill of sale and general assignment between Seller and Purchaser in a form reasonably acceptable to Seller and Purchaser, conveying title to the Personal Property (other than Leased Property) from Seller to Purchaser, together with any Warranties and Guaranties related thereto.

1.8          “Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

1.9          “Closing Date” shall mean thirty (30) days after the expiration of the Study Period, as may be extended in accordance with Section 6.1 hereof.

1.10        “Closing Documents” shall mean the documents defined as such in Article VI.

1.11        “Closing Extension Deposit” shall have the meaning ascribed to such term in Section 6.1.

1.12        “Deed” shall mean a special warranty deed in a form reasonably acceptable to Seller and Purchaser, conveying fee title to the Real Property from Seller to Purchaser, subject to a mineral reservation and the Permitted Title Exceptions.

1.13        “Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.14        “Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall mean the first date on which the Escrow Agent shall have acknowledged receipt of this Agreement fully executed by Seller and Purchaser.

1.15        “Escrow Agent” shall mean the Old Republic Title Company.

1.16        “FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended.

1.17        “Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.

1.18        “Hotel” shall have the definition ascribed to such term in the Recitals.

1.19        “Hotel Agreements” shall mean collectively the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements, and the Occupancy Agreements.

1.20        “Improvements” shall mean the Hotel and all other buildings, structures, improvements, and all fixtures, systems, facilities and all other items of real estate located on the Land.

1.21        “Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to Seller in the event that Purchaser elects to terminate this Agreement.

1.22        “Initial Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.23        “Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.

1.24        “Intangible Personal Property” shall mean, to the extent assignable, Seller’s right, title and interest, if any, in and to all intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Rooms Ledger determined under Section 6.6(h) hereof, and (5) Advance Bookings, excluding Seller’s cash on hand, in the bank accounts and invested with financial or other institutions.

1.25        “Inventory” shall mean all inventories of food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the Hotel.

1.26        “Knowledge” shall mean the actual knowledge of Jan Burleson, without any duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question and expressly excludes any constructive or implied knowledge of such person.

1.27        “Land” shall mean that certain parcel of real estate described on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

1.28        “Leased Property” shall mean all leased items of Tangible Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement (if any).

1.29        “Leased Property Agreements” shall mean all lease agreements pertaining to the Leased Property (if any).

1.30        “License Agreement” shall mean the license or franchise agreement from Licensor with respect to the Hotel.

1.31        “Licensor” shall mean Hyatt Place Franchising, L.L.C.

1.32        “Management Agreement” shall mean the management agreement between Seller and the Manager for the management and operation of the Hotel.

1.33        “Manager” shall mean Moody National Hospitality Management, LLC.

1.34        “Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests) or concessionaires have the right to occupy space upon the Real Property.

1.35        “Off-Site Facility Agreements” shall mean any leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases.

1.36        “Operating Agreements” shall mean all service, supply, maintenance and repair, and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Management Agreement, Off-Site Facility Agreements and the Employee Agreements) related to construction, operation, or maintenance of the Property and the business conducted thereon.

1.37        “Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company (or any applicable underwriter) insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions.

1.38        “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.39        “Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof.

1.40        “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

1.41        “Property” shall mean collectively the Real Property and Personal Property; provided, however, that the Property shall specifically exclude (i) property of hotel guests, (ii) property of the Manager, (iii) all cash, cash equivalents on hand or in any bank account, operating account or other account maintained in connection with the ownership, management or operation of the Property, (iv) accounts receivable and any right to a refund or other payment relating to a period prior to the Closing, (v) any pre-paid deposits or accounts receivable related to the Hotel operation, (vi) the Management Agreement, (vii) the Master Lease, (vii) the existing License Agreement, and (viii) all insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date.

1.42        “Purchase Price” shall mean the amount of ELEVEN MILLION AND NO/DOLLARS ($11,000,000.00) payable in the manner described in Section 2.2 hereof, which amount shall include the Inventory.

1.43        “Purchaser Parties” shall mean Purchaser’s directors, officers, lenders, employees, agents, counsel, consultants or representatives.

1.44        “Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(e).

1.45        “Real Property” shall mean the Land and the Improvements.

1.46        “Rooms Ledger” shall mean the final night’s room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by Seller), including any sales taxes, room taxes or other taxes thereon.

1.47        “Seller’s Response” shall have the meaning ascribed to such term in Section 2.4(e).

1.48        “Seller’s Response Period” shall have the meaning ascribed to such term in Section 2.4(e).

1.49        “Study Period” shall mean the period ending at 5:00 p.m. Central Time on the date which is thirty (30) days from the Effective Date.

1.50        “Submission Matters” shall mean the definition ascribed to such term in Section 2.4(b) hereof.

1.51        “Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory, all vehicles used in operation of Property and the Hotel and other Tangible Personal Property of every kind and nature (which does not include cash-on-hand and petty cash) located at the Hotel and owned or leased by Seller, including, without limitation, Seller’s interest as lessee with respect to any such leased Tangible Personal Property.

1.52        “Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(e).

1.53        “Title Company” shall mean Moody National Title Company, L.P., 9655 Katy Freeway, Suite 610, Houston, Texas 77024, as agent for Old Republic Title Company, Inc.

1.54        “Warranties and Guaranties” shall mean, to the extent assignable, all of Seller’s interest, if any, in any existing warranties and guaranties relating to the development, construction, ownership and operation of the Improvements, the Tangible Personal Property, the Hotel or any part thereof.

ARTICLE II
PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD

2.1          Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.2          Payment of Purchase Price. Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VI and as set forth below, to Seller (or other party designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller). Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Seller no later than 12:01 p.m. Central Time on the Closing Date.

2.3          Earnest Money. Within one (1) business day following the execution and delivery of this Agreement by both parties to the Escrow Agent, Purchaser will deliver to the Escrow Agent the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Initial Earnest Money”) which shall be non-refundable upon deposit but shall be applicable to the Purchase Price at Closing. Within one (1) business day following the expiration of the Study Period, assuming Purchaser has not previously elected to terminate this Agreement, Purchaser shall deliver to the Escrow Agent the additional sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Additional Earnest Money”) which shall be non-refundable upon deposit but shall be applicable to the Purchase Price at Closing (the Initial Earnest Money, the Additional Earnest Money, if any, and the Closing Extension Deposit, if any, and all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”). The Earnest Money shall be invested by the Escrow Agent in non-interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation. In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either Seller or Purchaser as provided in this Agreement.

2.4          Due Diligence.

(a)           Purchaser shall have the right, until 5:00 p.m. Central Time the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, for any reason or no reason at all, to enter upon the Real Property upon not less than two (2) business days prior notice to Seller, and to perform at Purchaser’s expense, and subject to terms and conditions set forth in Section 2.5(d) below, such economic, surveying, engineering, topographic, environmental, marketing and other test, studies and investigations as Purchaser may deem appropriate. If such tests, studies and investigations warrant, in Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Purchaser, then Purchaser shall proceed with this transaction in accordance with and subject to the terms of this Agreement; provided, however, if, prior to the expiration of the Study Period, Purchaser provides written notice to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, for any reason or no reason at all, to terminate this Agreement, this Agreement shall terminate, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, the Earnest Money, including the Independent Contract Consideration, shall be released by the Escrow Agent to Seller.

(b)           Within five (5) business days following the Effective Date, Seller shall deliver copies of the following items to Purchaser, to the extent such items are in Seller’s possession (“Submission Matters”):

(1)   Seller’s existing Survey;

(2)   Hotel Agreements;

(3)   Financials for previous twenty-four (24) months;

(4)   STR Report for previous twenty-four (24) months and current;

(5)   Advanced Bookings;

(6)   Real Estate Tax Bills for current year and previous two (2) years; and

(7)   Personal Property Tax Bills for current year and previous two (2) years.

(c)           If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly deliver to Seller, (i)  copies of the due diligence materials delivered to or copied by Purchaser or Purchaser Parties, and (ii) copies of all third-party reports prepared by or for Purchaser or Purchaser Parties with respect to the Property; provided, however, that Purchaser shall not be obligated to deliver to Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecast or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property, and Seller acknowledges that any such materials delivered to Seller pursuant to the provisions of clause (ii) shall be without cost to Purchaser and without warranty, representation or recourse whatsoever other than that such materials have been fully paid for and may be delivered to Seller. The terms of this Section 2.4(c) shall survive the termination of this Agreement.

(d)           Purchaser shall indemnify, hold harmless and defend Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties, except Purchaser shall have no liability to Seller should Seller or the agents of Seller, cause any damage to the Property as a result of any negligence or damage to the Property by Seller or the agents of Seller during the Study Period. Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than one (1) business day prior notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Seller shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after obtaining the prior written consent of Seller, which consent shall be within Seller’s sole and absolute discretion. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for Purchaser or Purchaser Parties on or related to the Property. Purchaser shall procure and continue in force from and after the date Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties first enters the Property, and continuing throughout the term of this Agreement, comprehensive general liability insurance with a combined single limit of not less than $3,000,000 per occurrence, or commercial general liability insurance, with limits of not less than $3,000,000 per occurrence and $2,000,000 per event. Seller and its lender shall be included and named as an additional insured under such comprehensive general liability or commercial general liability coverage. Such insurance shall include: (i) personal injury liability with employee and contractual exclusions removed; and (ii) a waiver of subrogation in favor of Seller and its lender without exception for the negligence of any additional insured. Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties will not be permitted to come onto the Property unless and until Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties has provided to Seller a certificate of insurance evidencing such coverage, the additional insured status of Seller and its lender, and such waiver of subrogation. The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Agreement.

(e)           Within ten (10) days following the Effective Date, Seller shall cause the Title Company to furnish to Purchaser, (i) a title insurance commitment bearing an effective date not earlier than thirty (30) days prior to the Effective Date issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with copies of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”) with respect to the state of title to the Real Property. Upon five (5) business days following its receipt of the Title Commitment, Purchaser shall notify Seller of any matters identified in the Title Commitment that Purchaser is unwilling to accept (collectively, the “Purchaser’s Objections”). Other than as specifically required in this Agreement, Seller shall not be obligated to incur any expenses or incur any liability to cure any Purchaser’s Objections. Seller may notify Purchaser within five (5) business days after receipt of Purchaser’s Objections (the “Seller’s Response Period”) whether Seller, in its sole discretion, agrees to cure any of such Purchaser’s Objections (the “Seller’s Response”). If Seller agrees in Seller’s Response Period to attempt to cure any of such Purchaser’s Objections, then Seller shall use good faith efforts (without the obligation to expend any money or incur any liability) to cure such Purchaser’s Objections which Seller has agreed to attempt to cure on or before the Closing Date. If Seller is unable to cure such Purchaser’s Objections on or before the Closing Date, then Purchaser shall, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase Price and proceed to close, or (2) to terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Seller does not provide Seller’s Response to Purchaser within Seller’s Response Period, then Seller shall be deemed to have elected not to attempt to cure any Purchaser’s Objections. If Seller elects in Seller’s Response not to attempt to cure all or any number of Purchaser’s Objections or if Seller is deemed to have elected not to attempt to cure Purchaser’s Objections pursuant to the preceding sentence, upon three (3) days following expiration of Seller’s Response Period, Purchaser shall elect either to (1) waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure without any abatement in the Purchase Price and proceed to close, or (2) terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not provide to Seller notice of Purchaser’s election under the preceding sentence, then Purchaser shall be deemed to have elected clause (1) of the preceding sentence. In the event of Purchaser’s termination, the Earnest Money, including the Independent Contract Consideration, shall be released by the Escrow Agent to Seller.

(f)            License Agreement. It is hereby agreed and acknowledged that the Property is currently subject to an existing License Agreement between Licensor and Moody National HP G-Town MT, LLC. Pursuant to the terms of the License Agreement, Seller is not authorized to sell the Property unless Purchaser has been approved by Licensor, and Purchaser and Licensor have entered into a new franchise agreement with Licensor with respect to the Property. As a material part of the consideration for this Agreement, Purchaser shall be responsible for entering into a new franchise agreement with Licensor, or otherwise reaching an agreement with Licensor to terminate the License Agreement, in an manner that results in Seller, Manager, if applicable, and any guarantor being released from all future duties, liabilities and obligations under the License Agreement and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides. Purchaser shall bear the cost of, and hereby agrees to pay, when due, any and all fees and expenses related to the new franchise agreement (collectively, the “Franchise Costs”). Purchaser shall use diligent efforts to enter into a new franchise agreement with Licensor effective as of the Closing Date.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES

In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefore and except for and subject to the information contained in the Submission Matters, Seller hereby makes, to Seller’s Knowledge, the representations and warranties set forth below. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date, provided that Seller shall have no liability if, as a result of any changes in facts or circumstances beyond Seller’s reasonable control, such representations and warranties are not true as of the Closing Date.

3.1          Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.

3.2          Authorization and Execution. Subject to obtaining approval by the board of directors and shareholders of Moody National REIT II, Inc., this Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Seller, for and on behalf of Seller, has the authority to do so.

3.3          Non-Contravention. Subject to any consent to the assignment of any particular Hotel Agreement required by the terms thereof or by applicable laws and to the payment in full at Closing of any monetary encumbrances, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of any applicable law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.

3.4          Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Seller in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

3.5          Seller Is Not a “Foreign Person”. No Seller is a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

3.6          Insurance. All insurance policies held with respect to the Property by Seller are valid and in full force and effect.

3.7          Right to Purchase. Seller has not granted to any Person other than Purchaser, any right to purchase the Property or any portion thereof or interest therein.

3.8          Condemnation. There is not any pending or threatened condemnation or similar proceedings affecting the Property.

The representations and warranties in this Article III shall survive the Closing for a period of six (6) months following the Closing Date (“Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, any claim that Purchaser may have during the Survival Period against Seller for any breach of the representations and warranties contained in this Article III will not be valid or effective, and Seller shall have no liability with respect thereto, unless the aggregate of all valid claims exceed $50,000.00. Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed one percent (1%) of the Purchase Price in the aggregate. Purchaser agrees that, with respect to any alleged breach of representations in this Agreement discovered after the Survival Period, the maximum liability of Seller for all such alleged breaches is limited to $100.00. In the event Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article III, Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement whereupon the Earnest Money, including the Independent Contract Consideration, shall be released to Seller, and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. In the event Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article III, and Purchaser does not terminate this Agreement on or before the expiration of the Study Period, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period). The provisions of this Article III shall survive the Closing.

ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser’s knowledge:

4.1          Organization and Power. Purchaser is a Tennessee limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2          Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3          Non-Contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4          Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5          OFAC. Purchaser represents and warrants to Seller that neither Purchaser nor any affiliate of Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

4.6          AS IS, WHERE IS. Purchaser expressly acknowledges and agrees that, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, the Property is being sold to Purchaser and Purchaser agrees to purchase and accept the Property, and each and every part and component thereof, in an “AS IS, WHERE IS” condition as of the Closing with no representations or warranties from Seller, either express or implied except as expressly set forth IN THIS AGREEMENT. Purchaser agrees that Purchaser is not relying upon, and has not received or been given, any representations (except as expressly set forth IN THIS AGREEMENT), statements or warranties (oral or written, implied or express) of or by any officer, employee, agent or representative of Seller, or any salesperson or broker (if any) involved in this transaction, as to the Property or any part or component thereof in any respect, including, but not limited to, any representations, statements or warranties as to the physical or environmental condition of the Property, the fitness of the Property for use as a hotel, the financial performance or potential of the Property, the compliance of the Property with applicable building, zoning, subdivision, environmental, life safety or land use laws, codes, ordinances, rules, orders, or regulations, or the state of repair of the Property, and Purchaser, for itself and its heirs, legal representatives, successors and assigns, waives any right to assert any claim or demand against Sellers at law or in equity relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, now existing or hereafter arising. EXCEPT FOR ANY TITLE OR SURVEY MATTERS CREATED SOLELY BY SELLER IN VIOLATION OF THIS AGREEMENT, Purchaser agrees that it shall have no recourse whatsoever against Seller, at law or in equity, should the Survey or the Title Insurance Commitments or the Title Policies fail to disclose any matter affecting the Property or reveal any such matter in an inaccurate, misleading or incomplete fashion or otherwise be in error. Purchaser acknowledges that it shall review the Survey and the Title Insurance Commitments (as same may be marked at Closing) and to discuss their contents with the independent contractors who prepared or issued each of them. Purchaser accordingly agrees to look solely to the preparer of the Survey and the issuer of the Title Insurance Commitments and Title Policies for any claim arising out of or in connection with such instruments and hereby releases Sellers from any such claim (except for any claim that Seller agreeS to cure as set forth in this Agreement).

Purchaser recognizes that the Hotels and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”). The Hotels and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser has had the opportunity, as set forth in Section 2.4, to review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters. Purchaser agrees to accept and shall the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes. Except with respect to those representations set forth in Article III hereof, Purchaser waives any right to excuse (except as specifically set forth in this Agreement) or delay performance of its obligations under this Agreement or to assert any claim against Sellers (before or after Closing) arising out of any failure of the Property to comply with any such building codes.

Except with respect to those representations set forth in Article III, it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property, or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property (“Environmental Conditions”). From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement, if any, and any Environmental Laws to require Seller to remediate or “clean up” the Property and releases Seller from any liability of any kind or nature arising with respect to any Environmental Conditions at the Property. As used in this Agreement, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws. Purchaser acknowledges and agrees that: (a) Purchaser is an experienced and sophisticated owner of real property; (b) Purchaser has expressly negotiated the limitations of liability contained in this Section; and (c) the limitations contained in this Section are reasonable. Purchaser acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.

It is understood and agreed by Seller and Purchaser that in the event of any conflict between the terms and provisions of this Section 4.6 and any other term or provision to this Agreement, the relevant term or provision of this Section 4.6 shall control and govern. The provisions of this Article IV shall survive Closing.

ARTICLE V
CONDITIONS PRECEDENT

5.1          As to Purchaser’s Obligations. Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

(a)           Seller’s Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Sections 6.2 and 6.4 hereof.

(b)           Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of Seller shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser.

5.2          As to Seller’s Obligations. Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)           Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 6.3 and 6.4 hereof.

(b)           Representations, Warranties and Covenants; Obligations of Purchaser; Certificate. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement. Further, a duly authorized officer of Purchaser shall have executed at Closing a “bring down certificate” with respect to the aforesaid representations and warranties.

(c)           License Agreement. The License Agreement between Seller and Licensor shall have been terminated and Seller, Manager, if applicable, any guarantor, and each of their respective Affiliates, shall have been released from all future duties, liabilities and obligations under the License Agreement and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller.

ARTICLE VI
CLOSING

6.1          Closing. The Closing shall occur on the Closing Date. Purchaser shall have a one-time right to extend the Closing Date to December 2, 2025 by, no later than the date that is five (5) days prior to the then-scheduled Closing Date, (i) providing written notice to Seller and Title Company (“Closing Extension Notice”), and (ii) paying the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Closing Extension Deposit”). As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Escrow Agent, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the Title Company, or at any such other place as Seller and Purchaser may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and guests in possession.

6.2          Seller’s Deliveries. At the Closing, Seller shall deliver (or cause to be delivered) to the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller, and shall be dated to be effective as of the Closing Date:

(a)           The Deed.

(b)           The Bill of Sale and General Assignment.

(c)           The Assignment and Assumption Agreement.

(d)           Certificate(s)/Registration of Title for any vehicle owned by Seller and used in connection with the Property (if any).

(e)           The FIRPTA Certificate.

(f)            The “bring-down certificate” specified in Section 5.1(b).

(g)           Any other document or instrument specifically required by this Agreement.

Seller shall also cause the Manager to deliver to Purchaser or make available to Purchaser at the Property:

(h)           all original Warranties, Guarantees, and Hotel Agreements to be assigned to and assumed by Purchaser and in Seller’s or the Manager’s possession,

(i)            information as to all Advance Bookings, in reasonable detail so as to enable Purchaser to honor Seller’s commitments in that regard,

(j)            information as to outstanding Accounts Receivable as of midnight on the date prior to the Closing, including the name of each account and the amount due, and

(k)           all keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Property.

6.3          Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

(a)           The Assignment and Assumption Agreement.

(b)           The Bill of Sale and General Assignment.

(c)           The “bring-down certificate” specified in Section 5.2(b).

(d)           Any other document or instrument specifically required by this Agreement.

(e)           At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price (less the Earnest Money and any interest thereon) as described in Section 2.2 hereof.

6.4          Mutual Deliveries. At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:

(a)           A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b)           Such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.

(c)           Such other and further documents, papers and instruments as may be reasonably required by the Title Company to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

6.5          Closing Costs. Seller and Purchaser shall equally divide any escrow fee other expenses or similar charges charged by the Title Company, not to exceed $2,500.00. Seller shall pay any state transfer tax on the Deed incurred in connection with the conveyance of the Property, and one-half (1/2) the premium for the Owner’s Title Policy. Purchaser shall be responsible for payment of all recording fees in connection with the conveyance of the Property. Purchaser shall pay one-half (1/2) the premium for the Owner’s Title Policy (with agent premium being split 50/50 with Purchaser’s counsel), including any title search fees, but with Purchaser solely responsible for the cost of any endorsements and extended coverage thereunder, and any updated survey. Purchaser shall pay the costs of all inspections or tests undertaken by Purchaser. Purchaser shall pay all costs associated with financing the acquisition of the Property, including, without limitation, lender’s title policy together with any endorsements and extended coverage thereunder. Purchaser shall pay all Franchise Costs, including, without limitation, all application fees, inspection fees, PIP fees, transfer fees, and all expenses of Manager or Franchisor, including, without limitation, legal fees and expenses, incurred in connection therewith. Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Escrow Agent in the manner customary in the location of the Hotel, for properties of a similar nature. Except as otherwise provided in Section 8.3, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

6.6          Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein. Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing provided that the housekeeping costs and the Rooms Ledger for the date of Closing shall be shared equally between Seller and Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)           Current rents.

(b)           Real estate, hotel, and personal property taxes (with maximum allowable discounts for early or prompt payment).

(c)           Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by Purchaser.

(d)           Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e)           Municipal or other governmental improvement liens and special assessments, which shall be paid by Seller at Closing where the work has been assessed, and which shall be assumed by Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, then Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(f)            License and permit fees, where transferable.

(g)           All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(h)           The Rooms Ledger and housekeeping costs for the date of Closing (to be apportioned equally between Seller and Purchaser).

(i)            Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (c) unforfeited security deposits together with any interest payable to a tenant thereon held by Seller under Occupancy Agreements. At Closing, Seller shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase from Seller at face value: (a) all petty cash funds in connection with the hotel guest operations at the Property; and (b) the so-called "guest ledger" as mutually approved by Seller and Purchaser of guest accounts receivable payable to the Hotel as of the check out time for the Hotel on the Closing Date (based on guest and customers then using the Hotel) both (i) in occupancy from the preceding night through check out time the morning of the Closing Date, and (ii) previously in occupancy prior to check out time on the Closing Date. For purposes of this Agreement, transfer or sale at face value shall have the following meanings: (a) for petty cash, an amount equal to the total of all petty cash funds on hand and transferred to Purchaser; and (b) for the guest ledger, the total of all credit card accounts receivable as shown on the records of the Hotel, less actual collections (i.e. fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Purchaser’s one-half (1/2) share of Rooms Ledger. The purchase price of said petty cash fund and guest ledger shall be paid to Seller at Closing by a credit to Seller in the computation of adjustments and prorations on the Closing Date. The procedure and method of making the proration adjustments set forth in this Section 6.6 is attached to this Agreement as Exhibit B.

Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Rooms Ledger shall be apportioned equally between Seller and Purchaser. Seller shall cooperate reasonably with Purchaser to permit Purchaser to obtain, if desired by Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or by Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, Seller and Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within ten (10) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice reasonably acceptable to Seller and Purchaser for final resolution, and Seller and Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne equally by Seller and Purchaser. The provisions of this Section 6.6 shall survive the Closing.

6.7          Safe Deposit Boxes. On the Closing Date, Seller shall cause the Manager to make available to Purchaser at the Hotel all receipts and agreements in the Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in Hotel. During the Study Period, Seller and Purchaser shall mutually agree upon a procedure to provide notice to each Hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such Hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made. From and after the Closing, Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify, defend and hold Seller and the Manager and harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing. Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date. The provisions of this Section 6.7 shall survive the Closing.

6.8          Inventory of Baggage. The representatives of Seller and/or Manager, and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify, defend and hold Seller and the Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date. Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 6.8 shall survive the Closing.

6.9          Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

ARTICLE VII
GENERAL PROVISIONS

7.1          Fire or Other Casualty. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than One Hundred Thousand Dollars ($100,000.00) to repair and occurring between the Effective Date and the Closing Date of which Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost less than Five Hundred Thousand Dollars ($500,000.00) and require less than 180 days to repair, then neither party shall have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration made prior to the Closing Date, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price together with any amount not covered by insurance. If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000.00) or require more than 180 days to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 7.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, and all earnest money on deposit shall be refunded to Purchaser by the Escrow Agent, with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible plus any amount not covered by insurance. If, prior to Closing, any Property is damaged by fire or casualty which is uninsured and would cost Five Hundred Thousand Dollars ($500,000.00) or more to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, and receive a return of all earnest money on deposit with Escrow Agent, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Purchaser does not elect to terminate its obligations under this Agreement pursuant to the immediately preceding sentence, or if any uninsured fire or casualty would cost less than Five Hundred Thousand Dollars ($500,000.00) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed Five Hundred Thousand Dollars ($500,000.00).

7.2          Condemnation. After the Effective Date, Seller agrees to give Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of the Real Property. If a taking will materially interfere with the operation or use of the Hotel which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 7.2, or on the Closing Date, whichever is earlier. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 7.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation. If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 7.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 7.1 and 7.2 if this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.

7.3          Broker. Seller and Purchaser each represent and warrant to the other that they have not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement other than, in Seller’s case, engagement of JLL Hotels and Hospitality in respect of which Seller shall be solely responsible for all related fees due under Seller’s separate agreement with such broker. Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller. Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser. This Section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker. The provisions of this Section 7.3 shall survive the Closing and any termination of this Agreement.

ARTICLE VIII
DEFAULT; TERMINATION RIGHTS

8.1          Default by Seller. If Seller shall fail to perform or comply with any of covenants, acts and agreements contained in this Agreement in any material respect when required to be performed hereunder and such failure shall continue for five (5) business days after Purchaser gives Seller written notice of such failure (but in no event shall such cure period extend beyond the Closing Date), Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing, with no reduction in the Purchase Price. In the event of such termination, the Earnest Money shall be refunded by the Escrow Agent to Purchaser. Notwithstanding the preceding sentence, if, at Closing, Seller fails to comply in any material respect with any of its obligations contained in Section 6.2 or Section 6.4 (the “Closing Obligations”), and if all conditions precedent to Seller’s obligations hereunder have been satisfied and Purchaser has fully performed all of its obligations under the Agreement, Purchaser shall have, in addition to Purchaser’s remedies contained in the preceding sentence, the option to waive all other actions, rights, or claims for damages for such failure, other than costs and expenses incurred in enforcing this Agreement, and to bring an equitable action to enforce the Closing Obligations by specific performance; provided, (a) Purchaser shall provide written notice of Purchaser’s intention to enforce the Closing Obligations by specific performance, and (b) Purchaser’s suit for specific performance shall be filed against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the Closing Date, failing which, Purchaser shall be barred from enforcing the Closing Obligations by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein.

8.2          Default by Purchaser. If Purchaser shall fail to perform or comply with any of covenants, acts and agreements contained in this Agreement in any material respect when required to be performed hereunder and such failure shall continue for five (5) business days after Seller gives Purchaser written notice of such failure (but in no event shall such cure period extend beyond the Closing Date), Seller, as its sole and exclusive remedy, shall be permitted to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, Seller shall be entitled to receive the Earnest Money from the Escrow Agent as liquidated damages and not as penalty, in full satisfaction of its claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain.

8.3          Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 8.3 shall survive the termination of this Agreement.

8.4          Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each part hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 8.4 shall survive the termination of this Agreement.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1          Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2          Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

9.3          Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

9.4          Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principle of conflicts of law.

9.5          Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereto shall collectively constitute a single agreement. Telecopied or other electronic signatures shall have the same valid and binding effect as original signatures.

9.6          Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.7          Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

9.8          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by electronic mail, hand, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	c/o Moody National Companies 9655 Katy Freeway, Suite 600
Houston, Texas 77024
Attn: Alex Sims
Telephone: (713) 977-7500
asims@moodynational.com

and	Sneed, Vine & Perry, P.C.
2705 Bee Cave Road, Suite 160 Austin, TX 78746 Attn: Adam S. Wilk/Sheena Duke Telephone: (512) 494-3126
Email: awilk@sneedvine.com
sduke@sneedvine.com

If to Purchaser:	c/o Faisal Jiwani 6819 Crumpler Blvd., Suite 100 Olive Branch, MIS 38654 Telephone: 901-438-5973 Facsimile: 662-895-1176 Email: ffjiawani@youraccountingadvisor.com

and:	Cary R Califf, Attorney
FC Law Firm, LLC
6389 Quail Hollow, Suite 201
Memphis, Tennessee 38120
Telephone: 901-335-6781
Email: ccaliff@fclawfirmllc.com

If to Escrow Agent:	Moody National Title Company, LP

9655 Katy Freeway, Suite 610

Houston, Texas 77024

Telephone: (713) 273-6615

Attn: Sunny Finnigan

Email: sfinnigan@moodynational.com

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

9.9             Escrow Agent. Escrow Agent has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability or any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

9.10          Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

9.11          Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

9.12          No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

9.13          Time of Essence. Time is of the essence with respect to every provision hereof.

9.14        Signatory Exculpation. The signatory(ies) for Seller and Purchaser is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

9.15        Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)              Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)             All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)              The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)             Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

9.16        No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

9.17        Facsimile/Electronic Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile or electronic signatures, all of which shall be treated as originals.

9.18        Assignment by Purchaser. Other than to an Affiliate of Purchaser, Purchaser may not assign its rights hereunder without the prior consent of Seller; however, any such assignment (including one to Purchaser’s Affiliate) shall not relieve Purchaser of its obligations under this Agreement.

9.19        Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.20        Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code.

9.21          Confidentiality. Purchaser acknowledges that the existence of the transaction described herein and any documents, materials, instruments, records or other information delivered by Seller to Purchaser pursuant to this Agreement, including, without limitation, the Submission Matters (“Information”), shall be kept confidential by Purchaser, will not be used for any purpose other than in connection with Purchaser’s due diligence, and Purchaser shall neither disclose nor allow the disclosure of the Information or the existence of the transaction to anyone other than Purchaser’s Parties as are appropriate in order to conduct its due diligence.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER:

Moody National HP g-town Holding, LLC, a Delaware limited liability company

By:	/s/ Brett C Moody
Name: Brett C. Moody
Title: Authorized Signatory

Moody National HP G-town MT, LLC,
a Delaware limited liability company

By:	/s/ Brett C Moody
Name: Brett C. Moody
Title: Authorized Signatory

PURCHASER:

United International Group LLC,
a Tennessee limited liability company

By:	/s/ Faisal Jiwani
Name: Faisal Jiwani
Title: Authorized Signatory

The Escrow Agent and Title Company hereby acknowledges receipt of a fully executed copy of the Agreement as of September ____, 2025 and Escrow Agent agrees to accept, hold and disburse the Earnest Money in accordance with the provisions of the Agreement. The undersigned acknowledges that it is not a party to this Agreement and that it is executing below solely for the purpose of the foregoing acknowledgment and agreement.

ESCROW AGENT:

OLD REPUBLIC TITLE COMPANY

By:

Name:
Title:

Date: September ___, 2025

TITLE COMPANY:

MOODY NATIONAL TITLE COMPANY, L.P.

By:

Name:
Title:

Date: September ___, 2025

EXHIBIT A

LEGAL DESCRIPTION

BEING a survey of the property shown on the final plat for phase 18a of the forest hill heights amended p.o. as recorded in plat book 243, page 45 at the shelby county register’s office , located in germantown, shelby county, tennessee and being more particularly described as follows:

BEGINNING AT A POINT ON the SOUTH LINE OF WINCHESTER ROAD (70.00 FEET SOUTH OF THE CENTERLINE), SAID POINT BEING S86°22'24"E a distance of 582.76 feet FROM THE INTERSECTION OF THE SOUTH LINE OF WINCHESTER ROAD WITH THE EAST LINE OF FOREST HILL-IRENE ROAD (57.00 FEET EAST OF THE CENTERLINE); thence S86°22'24"E along the SOUTH LINE OF SAID WINCHESTER ROAD a distance of 50.02 FEET TO A POINT; THENCE S02°09’54”W A DISTANCE OF 31.07 FEET to a point; thence n86°30’48”w a distance of 30.01 feet to a point; thence s02°09’54”w a distance of 166.29 feet to a point of curvature; thence along a curve to the left having a radius of 30.00 feet, an arc length of 47.12 feet (chord s42°49’40”e – 42.42 feet) to the point of tangency; thence S87°49’13”E A DISTANCE OF 6.47 FEET TO A POINT OF CURVATURE; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 60.00 FEET, AN ARC length OF 50.48 FEET (CHORD S63°42’57”E – 49.01 FEET) TO A POINT; THENCE S87°49’05”E A DISTANCE OF 19.18 FEET TO A POINT; THENCE S02°10’47”W A DISTANCE OF 24.11 FEET TO A POINT; THENCE S87°49’13”E A DISTANCE OF 194.99 FEET TO A FOUND MONUMENT AT THE NORTHWEST CORNER OF THE BETTER BUSINESS BUREAU OF THE MID-SOUTH, INC. PROPERTY AS RECORDED IN INSTRUMENT LK-3318 AT SAID REGISTER’S OFFICE; thence S02°10'17"W along the WEST LINE OF THE SAID BETTER BUSINESS BUREAU PROPERTY a distance of 252.27 feet to a FOUND MONUMENT AT THE SOUTHWEST CORNER OF the SAID BETTER BUSINESS BUREAU PROPERTY; thence N83°06'47"W a distance of 67.94 feet to THE NORTHEAST CORNER OF LOT 2 OF THE CRESTWYN HILLS SUBDIVISION AS RECORDED IN PLAT BOOK 205, PAGE 37 AT SAID REGISTER’S OFFICE; thence N87°49'21"W along the NORTH LINE OF LOTS 2 AND 1 OF THE SAID CRESTWYN HILLS SUBDIVISION A distance of 499.39 feet to a point; THENCE N02°03’51”E A DISTANCE OF 270.83 FEET TO A POINT; THENCE S87°49’13”E A DISTANCE OF 252.24 FEET TO A POINT; THENCE N02°09’54”E A DISTANCE OF 247.93 FEET TO THE POINT OF BEGINNING

Being the same property described in and conveyed to the Grantor herein by Quitclaim Deed of record at Instrument Number 08023659, as corrected by that Correction Quitclaim Deed of record in Instrument Number 08116346, in the Register’s Office of Shelby County, Tennessee.

EXHIBIT “A”

EXHIBIT B

PROCEDURE AND METHOD OF PRORATION
AND OTHER ADJUSTMENTS

Prior to the Closing, Seller and Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring proration and adjustment under Section 6.6 and other applicable Sections of this Agreement. Subsequent to the Closing, final adjustments and resulting payments between the parties (“true-ups”) shall be made in cash or immediately available funds as soon as practical, but not later than ninety (90) days following the Closing Date.

EXHIBIT “B”